EXHIBIT 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of September 30, 2010, is by and between IASIS Healthcare Corporation, a Delaware corporation (the “Company”), and W. Carl Whitmer (the “Executive”).
WHEREAS, the Executive has served as Chief Financial Officer of the Company pursuant to an Employment Agreement with the Company, dated May 4, 2004 (the “Original Employment Agreement”);
WHEREAS, the Executive has experience beneficial to the Company’s operations, management and business development of acute care hospitals, outpatient facilities and ancillary medical services (the “Business”);
WHEREAS, the Company desires that, effective April 23, 2010 (the “Effective Date”), the Executive shall serve as President of the Company until the retirement of the current Chief Executive Officer, David White, which is expected to occur on or before December 31, 2010, at which time the Executive will be promoted to Chief Executive Officer, and the Executive desires to hold such positions under the terms and conditions of this Agreement; and
WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company and desire that this Agreement shall supersede the Original Employment Agreement.
NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:
1. Employment. The Company hereby continues to employ the Executive and the Executive hereby accepts continued employment with the Company, upon the terms and subject to the conditions set forth herein.
2. Term.
(a) Subject to termination pursuant to Section 10 hereof, the term of the employment by the Company of the Executive pursuant to this Agreement (as the same may be extended, the “Term”) has commenced on the Effective Date, and shall terminate on the fifth anniversary thereof. As of the Effective Date, the parties acknowledge that the Original Employment Agreement and all liabilities thereunder shall immediately terminate.
(b) Commencing on the fifth anniversary of the Effective Date and on each subsequent anniversary thereof, the Term shall automatically be extended for a period of one (1) additional year following the expiration of the otherwise applicable Term unless, not later than ninety (90) days prior to any such anniversary date, either party hereto shall have notified the other party hereto in writing that such extension shall not take effect.

3. Position; Location. Commencing on the Effective Date and during the Term, the Executive shall serve as President of the Company until the retirement of the current Chief Executive Officer, David White, which is expected to occur on or before December 31, 2010, at which time, upon the approval of the Board of Directors of the Company (the “Board”), the Executive will be promoted to Chief Executive Officer. In both positions, the Executive shall supervise the conduct of the business and affairs of the Company and perform such other duties as the Chief Executive Officer (prior to the Executive’s promotion to Chief Executive Officer) or the Board (following promotion to Chief Executive Officer) shall determine, which duties shall not be materially inconsistent with the duties to be performed by executives holding similar offices in similarly-sized healthcare corporations. The Executive shall report directly to the Chief Executive Officer while serving as President and then to the Board when the Executive is appointed Chief Executive Officer. The parties acknowledge and agree that during the Term (i) the Executive shall serve as a member of the Board, and upon expiration of his term as a director, shall be nominated by the Company for reelection to the Board, (ii) the Executive’s principal office will not be moved to a location more than 20 miles from Metropolitan Nashville and Davidson County, Tennessee without his approval and (iii) the Company shall maintain, in the organizational documents thereof, indemnification provisions providing for the maximum indemnification permitted by applicable law of the Executive by the Company for actions taken in his capacity as an officer or employee thereof (and, notwithstanding anything herein to the contrary, the Executive’s right to indemnification shall survive termination of the Executive’s employment with the Company). The Executive acknowledges that a delay of Executive’s promotion to Chief Executive Officer by reason of David White’s retirement after December 31, 2010 or the Board’s failure to approve the Executive’s promotion to Chief Executive Officer shall not constitute a breach of this Agreement.
4. Duties. During the Term, the Executive shall devote substantially all of his time and attention during normal business hours to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve as a director of other entities, provided that such entities do not directly compete with the Company in any material respect; and provided, further, that the Executive may serve as a director of no more than three for profit entities at any time, and such service shall not interfere with his duties or responsibilities hereunder.
5. Salary and Bonus.
(a) Commencing on the Effective Date and during the period in which the Executive serves as President, the Company shall pay to the Executive a base salary at the rate of $650,000 per year. During the period commencing on the date the Executive is promoted to Chief Executive Officer and during the period in which the Executive serves as Chief Executive Officer, the Company shall pay to the Executive a base salary of $750,000. The Board shall review the base salary annually and may increase such amount from time to time as it may deem advisable (such salary, as the same may be increased, the “Base Salary”). Such annual review of the Executive’s Base Salary as President shall occur no later than April 23 of each year, and such annual review of the Executive’s Base Salary as Chief Executive Officer shall occur no later than each annual anniversary of the date the Executive is promoted to Chief Executive Officer. The Base Salary shall be payable to the Executive in substantially equal installments in accordance with the Company’s normal payroll practices.

(b) Commencing on the Effective Date and during the period in which the Executive continues to serve as President, the Executive shall be eligible to receive for each fiscal year (or part thereof), an annual cash target bonus (the “Bonus”) of 75% of Base Salary (the “President Target”) with a maximum annual bonus of one hundred-fifty percent (150%) of Base Salary, and during the period commencing on the date the Executive is promoted to Chief Executive Officer, the Executive shall be eligible to receive for each fiscal year (or part thereof) an annual cash target bonus of 100% of Base Salary (the “CEO Target”) with a maximum annual bonus of two hundred percent (200%) of Base Salary, in both cases, subject to the terms of the Company’s executive bonus plan (the “Bonus Plan”) and subject to the satisfaction of certain performance objectives to be determined by the Board (or a committee thereof) after consultation with the Executive, or, to the extent more favorable to the Executive, other incentive compensation plan established by the Board for the Company’s senior executive officers, as either of the same may be amended from time to time (provided that no such amendment or alternative plan shall diminish the President Target or the CEO Target and the associated maximum bonus opportunities described above). For the fiscal year in which this Agreement becomes effective and for any fiscal year in which the Executive serves in the capacity of Chief Financial Officer, President and/or Chief Executive Officer, the applicable Bonus target and maximum either from the Original Agreement or as described above, as applicable, will apply for the relevant portion of such fiscal year.
6. Stock Options. On or as soon as practical following the date of this Agreement, Executive shall be issued options to acquire 0.5% of total outstanding shares of the Company’s primary common stock outstanding as of the date of this Agreement at an exercise price equal to fair value per share as of the grant date, (the “New Option”) pursuant to the 2004 Stock Option Plan. If during the Term, the Executive is promoted to Chief Executive Officer, Executive shall be issued additional options to acquire 0.5% of the total outstanding shares of the Company’s primary common stock outstanding as of the date of this Agreement at an exercise price equal to fair value per share as of the grant date, (the “CEO Option”) pursuant to the 2004 Stock Option Plan. The New Option and the CEO Option shall be granted by delivery to and execution by the Executive and delivery to and execution by the Company of a stock option agreement and, to the extent not already executed, a stockholders agreement, each to be provided to the Executive in the form attached hereto. Thereafter during the Term, the Executive shall be eligible to participate in the 2004 Stock Option Plan or, to the extent more favorable to the Executive, other equity plans established by the Board for the Company’s senior executive officers, as the same may be amended from time to time (provided that no such amendment shall materially diminish the benefits already granted to Executive hereunder or thereunder), as and to the extent other senior executive officers are eligible to participate in such equity plans.
7. Vacation, Holidays and Sick Leave. During the Term, the Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company’s standard policies for its senior executive officers; provided that the Executive shall during each year of the Term be entitled to at least six (6) weeks of such vacation, which shall not accrue from year to year.
8. Business Expenses. The Executive shall be reimbursed for all reasonable and necessary business expenses incurred by him in connection with his employment (including, without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Company) upon timely submission by the Executive of receipts and other documentation in accordance with the Company’s normal expense reimbursement policies.

9. Other Benefits. During the Term, the Executive shall be eligible to participate fully in all health and other employee benefit arrangements available to senior executive officers of the Company generally.
10. Termination of Agreement. The Executive’s employment by the Company pursuant to this Agreement shall not be terminated prior to the end of the Term hereof except as set forth in this Section 10.
(a) By Mutual Consent. The Executive’s employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive.
(b) Death. The Executive’s employment pursuant to this Agreement shall be terminated upon the death of the Executive, in which event the Executive’s spouse or heirs shall receive (i) all Base Salary, vacation, annual bonus in respect of the immediately preceding year (to the extent not already paid), and entitlements under benefit plans (including stock option plans), in each case to be paid or provided to the Executive under this Agreement or otherwise and accrued through the Date of Termination (as defined in Section 10(h) hereof) (collectively, the “Accrued Obligations”), (ii) an amount equal to one hundred percent (100%) of the sum of the Executive’s Base Salary and the President Target or CEO Target, whichever is applicable, in each case at the rate in effect immediately prior to the Date of Termination (without regard to any reductions of such rate, or failure to increase such rate, in breach of this Agreement), and (iii) to the extent applicable, an amount equal to the pro rata bonus (the “Pro Rata Bonus”) determined by comparing the Company’s actual performance measures applicable to the Bonus for the fiscal year in which the Date of Termination occurs (the “Performance Measures”) for the period beginning on the first day of the fiscal year during which the Date of Termination occurs and ending on the last day of the month in which the Date of Termination occurs, (such period, the “Bonus Measuring Period”) with the aggregate budgeted Performance Measures as reflected in the monthly budgets prepared by the Company and accepted by the Board with respect to such period. The Pro Rata Bonus shall be in an amount equal to the product of (I) a fraction, the numerator of which equals the number of months in the Bonus Measuring Period and the denominator of which equals twelve and (II) the bonus set forth in the Bonus Plan for the fiscal year in which the Date of Termination occurs, treating the Bonus Measuring Period as if it was the full fiscal year for purposes of determining the Executive’s bonus percentage. All of the payments required to be paid pursuant to this paragraph 10(b) shall be paid to the Executive’s spouse or heirs no later than ten (10) days following the Date of Termination; provided, however, that any Pro Rata Bonus shall be paid to the Executive’s spouse or heirs no later than five (5) days following the determination of the amount of such payments, if any. The Company will also provide the Executive’s eligible dependents continued health and medical benefits as contemplated by Section 9 hereof through the date one (1) year after the Date of Termination; the Company may satisfy this obligation by paying such dependents’ health and medical continuation coverage (“COBRA”) premium payments (with the dependents paying the portion of such COBRA payments that Executive was required to pay with respect to such dependents prior to the Date of Termination). Additionally, in the event the Executive’s employment is terminated pursuant to this Section 10(b), all of the Executive’s options to purchase shares of capital stock of the Company (including the New Option and the CEO Option, if granted) which are unvested as of the Date of Termination but otherwise scheduled to vest on the first vesting date scheduled to occur following the Date of Termination, shall immediately vest and become exercisable on the Date of Termination and all remaining unvested options shall terminate as of the Date of Termination. In the event the Executive’s employment is terminated pursuant to this Section 10(b), all of the Executive’s options to purchase capital stock of the Company which are vested as of the Date of Termination or become vested pursuant to the immediately preceding sentence may be exercised by the Executive’s spouse or heirs within the earlier of (i) the tenth anniversary of the date the options were granted or (ii) two (2) years following the Date of Termination and shall then terminate, and the Executive’s spouse or heirs shall be permitted to exercise such options on a net basis (e.g., by satisfying the exercise price and withholding tax obligations having withheld a number of option shares that have a fair market value equal to such obligations).
(c) Disability. The Executive’s employment pursuant to this Agreement may be terminated by written notice to the Executive by the Company or to the Company by the Executive in the event that (i) the Executive becomes unable to perform his duties as set forth in Section 3 by reason of physical or mental illness or accident for any six (6) consecutive month period or (ii) the Company receives written opinions from both a physician for the Company and a physician for the Executive that the Executive will be so disabled. In the event the Executive’s employment is terminated pursuant to this Section 10(c), the Executive shall be entitled to receive (A) the Accrued Obligations, (B) an amount equal to one hundred percent (100%) of the Executive’s Base Salary at the then-current rate of Base Salary (without regard to any reductions of such rate, or failure to increase such rate, in breach of this Agreement); provided, however, that in the event the Date of Termination is the date of delivery of the last physician’s opinion referred to in Section 10(c)(ii), the payment with respect to Base Salary, together with all Base Salary paid to the Executive following the first date that Executive was unable to perform his duties set forth in Section 3, shall equal one hundred and fifty percent (150%) of Executive’s Base Salary and; provided, further, that amounts payable to the Executive under this Section 10(c) shall be reduced by the proceeds of any short or long-term disability payments to which the Executive may be entitled during such period under policies maintained at the expense of the Company as and to the extent such disability payments compensate the insured for lost wages resulting from the disability, (C) an amount equal to one hundred percent (100%) of the President Target or CEO Target, whichever is applicable, at the rate in effect immediately prior to the Date of Termination (without regard to any reductions of such rate, or failure to increase such rate, in breach of this Agreement), and (D) to the extent applicable, an amount equal to the Pro Rata Bonus. All of the payments required to be paid pursuant to this Section 10(c) shall be paid to the Executive no later than ten (10) days following the Date of Termination; provided, however, that any Pro Rata Bonus shall be paid to the Executive no later than five (5) days following the determination of the amount of such payments, if any. The Company will also provide the Executive and his eligible dependents continued health and medical benefits as contemplated by Section 9 hereof through the date one (1) year after the Date of Termination (provided, however, that in the event that the Date of Termination is the date of delivery of the last physician’s opinion referred to in Section 10(c)(ii), the Company will provide such health and medical benefits through the date that is eighteen (18) months following the first date that Executive was unable to perform his duties as set forth in Section 3); the Company may satisfy this obligation by paying COBRA premium payments with respect to Executive and his eligible dependents (with the Executive paying the portion of such COBRA payments that Executive was required to pay prior to the Date of Termination). Additionally, in the event the Executive’s employment is terminated pursuant to this Section 10(c), all of the Executive’s options to purchase shares of capital stock of the Company (including the New Option and the CEO Option, if granted) which are unvested as of the Date of Termination but otherwise scheduled to vest on the first vesting date scheduled to occur following the Date of Termination, shall immediately vest and become exercisable on the Date of Termination and all remaining unvested options shall terminate as of the Date of Termination. In the event the Executive’s employment is terminated pursuant to this Section 10(c), all of the Executive’s options to purchase capital stock of the Company which are vested as of the Date of Termination or become vested pursuant to the immediately preceding sentence may be exercised by the Executive within the earlier of (i) the tenth anniversary of the date the options were granted or (ii) two (2) years following the Date of Termination and shall then terminate, and the Executive (or the Executive’s spouse or heirs) shall be permitted to exercise such options on a net basis (e.g., by satisfying the exercise price and withholding tax obligations having withheld a number of option shares that have a fair market value equal to such obligations).
(d) By the Company for Cause. The Executive’s employment pursuant to this Agreement may be terminated by written notice to the Executive (“Notice of Termination”) upon the occurrence of any of the following events (each of which shall constitute “Cause” for termination): (i) the Executive commits any act of gross negligence, fraud or willful misconduct causing material harm to the Company, (ii) the conviction of the Executive of a felony that would reasonably be expected by the Board to adversely affect the Company or its reputation, (iii) the Executive intentionally obtains material personal gain, profit or enrichment at the expense of the Company or from any transaction in which the Executive has an interest which is adverse to the interest of the Company, unless the Executive shall have obtained the prior written consent of the Board, or (iv) any material breach of the Executive of this Agreement, including, without limitation, a material breach of Section 14 hereof, which breach remains uncorrected for a period of fifteen (15) days after receipt by the Executive of written notice from the Company setting forth the breach. In the event the Executive’s employment is terminated pursuant to this Section 10(d), the Executive shall be entitled to receive all the Accrued Obligations and no more.
(e) By the Company Without Cause. The Executive’s employment pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination to the Executive. In the event that the Executive’s employment is terminated pursuant to this Section 10(e), the Executive shall be entitled to receive (i) the Accrued Obligations, (ii) an amount equal to two hundred percent (200%) of the sum of the Executive’s Base Salary and the President Target or CEO Target, whichever is applicable, in each case at the rate in effect immediately prior to the Date of Termination (without regard to any reductions of such rate, or failure to increase such rate, in breach of this Agreement), (iii) to the extent applicable, an amount equal to the Pro Rata Bonus, and (iv) a lump sum payment equal to the then present value of all major medical, disability and life insurance coverage to be provided pursuant to Section 9 above through the date two (2) years after the Date of Termination, provided that under such circumstances the Executive shall make all COBRA premium payments on his own behalf. The sum of the amounts described in clauses (ii) and (iv) above are hereafter referred to as the “Section 10(e) Severance Amount.” All of the amounts described in clause

(i) shall be paid to the Executive no later than ten (10) days following the Date of Termination; any amount payable under clause (iii) shall be paid to the Executive no later than five (5) days following the determination of the amount of such payment, if any. All of the Section 10(e) Severance Amount shall be paid to the Executive no later than ten (10) days following the later of (x) the Date of Termination and (y) the execution of an agreement by the Executive, in form and substance reasonably satisfactory to the Company, providing for (I) a full release by the Executive of the Company, its officers, directors, representatives and affiliates from all liabilities, obligations or claims, other than those obligations specifically provided in this Section 10(e) and rights to indemnification (and the Company shall provide a mutual release of the Executive), (II) an affirmation of the Executive’s obligations pursuant to Section 14 hereof and (III) an agreement by the Executive to immediately repay to the Company one hundred percent (100%) of the Section 10(e) Severance Amount upon any breach of such agreement. Additionally, in the event that the Executive’s employment is terminated pursuant to this Section 10(e), all of the Executive’s options to purchase shares of capital stock of the Company (including the New Option and the CEO Option, if granted) which are unvested as of the Date of Termination but otherwise scheduled to vest on the first vesting date scheduled to occur following the Date of Termination, shall immediately vest and become exercisable on the Date of Termination and all remaining unvested options shall terminate as of the Date of Termination. In the event the Executive’s employment is terminated pursuant to this Section 10(e), all of the Executive’s options to purchase capital stock of the Company that are vested as of the Date of Termination or become vested pursuant to the immediately preceding sentence may be exercised by the Executive within the earlier of (i) the tenth anniversary of the date the options were granted or (ii) two (2) years following the Date of Termination and shall then terminate, and the Executive (or the Executive’s spouse or heirs) shall be permitted to exercise such options on a net basis (e.g., by satisfying the exercise price and withholding tax obligations having withheld a number of option shares that have a fair market value equal to such obligations).
(f) By the Executive for Good Reason. The Executive’s employment pursuant to this Agreement may be terminated by the Executive by written notice of his resignation (“Notice of Resignation”) delivered within twelve (12) months after the occurrence of any of the following events (each of which shall constitute “Good Reason” for resignation): (i) the one-year anniversary of the date of any Change of Control (as defined below) unless the acquirer is in the healthcare facilities business, in which case the one-year anniversary shall be reduced to six months after the date of the Change in Control, (ii) the removal of the Executive from the position of Chief Executive Officer of the Company, (iii) any material reduction by the Company of the Executive’s duties or responsibilities or the assignment to the Executive of duties materially inconsistent with such position (iv) any breach by the Company of this Agreement (including the provisions of Section 3), which breach remains uncorrected for a period of fifteen (15) days after receipt by the Company of written notice from the Executive ) or (v) a failure to promote the Executive to Chief Executive Officer within a reasonable period of time (not to exceed 90 days) after the retirement of David White. In the event that the Executive resigns for Good Reason pursuant to this Section 10(f), the Executive shall be entitled to receive, (A) the Accrued Obligations, (B) an amount equal to two hundred percent (200%) of the sum of the Executive’s Base Salary and the President Target or CEO Target, whichever is applicable, in each case at the rate in effect immediately prior to the Date of Termination (without regard to any reductions of such rate, or failure to increase such rate, in breach of this Agreement), (C) to the extent applicable, an amount equal to the Pro Rata Bonus, and (D) a lump sum payment equal to the then present value of all major medical, disability and life insurance coverage to be provided pursuant to Section 9 above through the date two (2) years after the Date of Termination, provided that under such circumstances the Executive shall make all COBRA premium payments on his own behalf. The sum of the amounts described in clauses B and D above are hereafter referred to as the “Section 10(f) Severance Amount.” All of the amounts described in clauses (A) and (C) shall be paid to the Executive no later than ten (10) days following the Date of Termination; provided that any amount payable under clause (C) shall be paid to the Executive no later than five (5) days following the determination of the amount of such payment, if any. All of the Section 10(f) Severance Amount shall be paid to the Executive no later than ten (10) days following the later of (x) the Date of Termination and (y) the execution of an agreement by the Executive, in form and substance reasonably satisfactory to the Company, providing for (I) a full release by the Executive of the Company, its officers, directors, representatives and affiliates from all liabilities, obligations or claims, other than those obligations specifically provided in this Section 10(f) and rights to indemnification (and the Company shall provide a mutual release of the Executive), (II) an affirmation of the Executive’s obligations pursuant to Section 14 hereof and (III) an agreement by the Executive to immediately repay to the Company one hundred percent (100%) of the Section 10(f) Severance Amount upon any breach of such agreement. Additionally, in the event that the Executive’s employment is terminated pursuant to this Section 10(f) other than with respect to any options granted after a Change in Control, all of the Executive’s options to purchase shares of capital stock of the Company (including the New Option and the CEO Option, if granted) which are unvested as of the Date of Termination but otherwise scheduled to vest on the first vesting date scheduled to occur following the Date of Termination, shall immediately vest and become exercisable on the Date of Termination and all remaining unvested options shall terminate as of the Date of Termination. In the event the Executive’s employment is terminated pursuant to this Section 10(f), all of the Executive’s options to purchase capital stock of the Company that are vested as of the applicable Date of Termination or become vested pursuant to the immediately preceding sentence may be exercised by the Executive within the earlier of (i) the tenth anniversary of the date the options were granted or (ii) two (2) years following the Date of Termination and shall then terminate, and the Executive (or the Executive’s spouse or heirs) shall be permitted to exercise such options on a net basis (e.g., by satisfying the exercise price and withholding tax obligations having withheld a number of option shares that have a fair market value equal to such obligations).
For purposes of this Agreement, a “Change in Control” shall mean any transactions or series of related transactions pursuant to which any Person (as defined in Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) (other than TPG Partners IV, LP and the other parties to the operating agreement of IASIS Investment LLC, a Delaware limited liability company, on the date of this Agreement or their respective affiliates) or “group” of Persons (as defined in Section 13(d) of the Exchange Act), (other than a group including and controlled by TPG Partners IV, LP and the other parties to the operating agreement of IASIS Investment LLC, a Delaware limited liability company, on the date of this Agreement or their respective affiliates), in the aggregate, directly or indirectly, acquires beneficially or of record, (i) equity of a Designated Person, as hereinafter defined, possessing the voting power to elect a majority of the Designated Person’s governing body (whether by merger, consolidation, reorganization, combination, sale or transfer of equity, stockholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of a Designated Person’s assets. For purposes of this Agreement, “Designated Person” shall mean IASIS Investment LLC and the Company. Notwithstanding the foregoing, in no event will a Change in Control occur as a result of the initial public offering of the Company’s shares of common stock or any secondary offering to the public.

(g) By the Executive Without Good Reason or Executive’s Failure to Extend Term. The Executive’s employment pursuant to this Agreement may be terminated by the Executive at any time by delivery of a Notice of Resignation to the Company or by the Executive providing notice to the Company of his intent not to extend the Term for any additional period as provided in Section 2(b). In the event that the Executive’s employment is terminated pursuant to this Section 10(g), the Executive shall receive the Accrued Obligations and no more.
(h) Date of Termination. The Executive’s Date of Termination shall be (i) if the Executive’s employment is terminated pursuant to Section 10(b), the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 10(c), the last day of the six-month period referred to in Section 10(c)(i) or the date of delivery of the last physician’s opinion referred to in Section 10(c)(ii), as the case may be, (iii) if the Executive’s employment is terminated pursuant to Section 10(d), the date on which a Notice of Termination is given, (iv) if the Executive’s employment is terminated pursuant to Section 10(e), sixty (60) days after the date the Notice of Termination is given; provided, however, that the Company may waive such notice in the event of a termination pursuant to Section 10(e) in which event, the Executive’s Date of Termination shall be five (5) days after the Notice of Termination, (v) if the Executive’s employment is terminated pursuant to Section 10(f), five (5) days after the date the Notice of Resignation is given, (vi) if the Executive’s employment is terminated pursuant to Section 10(g) (other than as a result of Executive’s failure to extend the Term), one hundred twenty (120) days after the date the Notice of Resignation is given or such shorter period as may be determined by the Company and (vii) if the Company or Executive provides notice of its or his intent not to extend the Term for any additional period as provided in Section 2(b), the expiration of the Term.
(i) Company’s Failure to Extend Term. In the event the Company provides notice of its intent not to extend the Term for any additional period as provided in Section 2(b) and the Executive is not then in violation of Section 14 hereof, the Executive shall be entitled to receive (i) the Accrued Obligations; (ii) an amount equal to one hundred percent (100%) of the sum of the Executive’s Base Salary and the President Target or CEO Target, whichever is applicable, in each case at the rate in effect immediately prior to the provision of such notice (without regard to any reductions of such rate, or failure to increase such rate, in breach of this Agreement); (iii) to the extent applicable, an amount equal to the Pro Rata Bonus; and (iv) a lump sum payment equal to the then present value of all major medical, disability and life insurance coverage to be provided pursuant to Section 9 above through the date one (1) year after the Date of Termination, provided that under such circumstances the Executive shall make all COBRA premium payments on his own behalf. The sum of the amounts described in clauses (ii) and (iv) above are hereafter referred to as the “Section 10(i) Severance Amount.” All of the amounts described in clause (i) shall be paid to the Executive no later than ten (10) days following the Date of Termination; provided that any amount payable under clause (iii) shall be paid to the Executive no later than five (5) days following the determination of the amount of such payment, if any. All of the Section 10(i) Severance Amount shall be paid to the Executive no later than ten (10) days following the later of (x) the Date of Termination and (y) the execution of an agreement by the Executive, in form and substance reasonably satisfactory to the Company, providing for (I) a full release by the Executive of the Company, its officers, directors, representatives and affiliates from all liabilities, obligations or claims, other than those obligations specifically provided in this Section 10(i) and rights to indemnification (and the Company shall provide a mutual release of the Executive), (II) an affirmation of the Executive’s obligations pursuant to Section 14 hereof and (III) an agreement by the Executive to immediately repay to the Company one hundred percent (100%) of the Section 10(i) Severance Amount upon any breach of such agreement. Additionally, in the event that the Executive’s employment is terminated under this Section 10(i), all of the Executive’s options to purchase shares of capital stock of the Company (including the New Option and the CEO Option, if granted) which are unvested as of the expiration of the Term but otherwise scheduled to vest on the first vesting date scheduled to occur following the expiration of the Term, shall immediately vest and become exercisable upon the expiration of the Term and all remaining unvested options shall terminate as of such date. In the event the Executive’s employment is terminated pursuant to this Section 10(i), all of Executive’s options to purchase capital stock of the Company that are vested as of the expiration of the Term or become vested pursuant to the immediately preceding sentence may be exercised by the Executive at any time within the earlier of (i) the tenth anniversary of the date the options were granted or (ii) two (2) years following the Date of Termination and shall then terminate, and the Executive (or the Executive’s spouse or heirs) shall be permitted to exercise such options on a net basis (e.g., by satisfying the exercise price and withholding tax obligations having withheld a number of option shares that have a fair market value equal to such obligations).
(j) Notwithstanding any provision herein to the contrary, the provisions of this Section 10(j) shall apply to the payment of the Section 10(e) Severance Amount, the Section 10(f) Severance Amount and the Section 10(i) Severance Amount (the “Release Payments”). The Release Payments shall be made only if Executive shall have executed, on or prior to the Release Expiration Date (as defined below), the release, affirmation and agreement described in Sections 10(e), (f) or (i), as applicable, hereof (the “Release”) and any waiting periods contained in the Release shall have expired. In any instance where the execution of a Release is required, the Company shall deliver the Release in substantially the form attached hereto as Exhibit A to Executive within five (5) business days following the date on which Notice of Termination (or Notice of Resignation or notice of the Company’s intent not to extend the Term for an additional period, as the case may be and for purposes of this Section 10(j), collectively “Notice of Termination”) is given. If Executive fails to execute the Release on or prior to the Release Expiration Date or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any Release Payments. The Release Payments shall be made immediately upon the expiration of any waiting periods contained in the Release, or if no waiting periods are applicable, within two business days following Executive’s execution and delivery of the Release to the Company; provided, however, notwithstanding anything herein to the contrary, in any case where the date the Notice of Termination and the Release Expiration Date fall in two separate taxable years, any Release Payments that are treated as deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year. For purposes of this Section 10(j), the “Release Expiration Date” shall mean the later of (i) Executive’s Date of Termination, and (ii) the date that is twenty-one (21) days following the date on which the Company timely delivers a Release to the Executive for Executive’s execution, or in the event that a termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

(k) Other Section 409A Matters.
(i) In any case that a Pro Rata Bonus must be determined, the Company shall make such determination by the end of the month following the month in which the Executive’s Date of Termination occurs.
(ii) It is intended that (A) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Internal Revenue Code (the “Code”) and (B) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A- 1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v).
(iii) Notwithstanding anything to the contrary in this Agreement, if the Company determines (A) that on the date the Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (B) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six (6) months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of the Executive’s death. Any payments delayed pursuant to this Section 10(k)(iii) shall be made in a lump sum on the first day following the end of the six (6) month period described above, or, if earlier, upon Executive’s death.
(iv) To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.
11. Excise Tax. The parties hereto agree to reasonably cooperate with each other to minimize any taxes that may be imposed under Section 4999 of the Code which may include, at the Executive’s election, the Executive waiving a portion of his payment unless approved by the shareholders, and the Board, at the time of an initial public offering of the equity securities of the Company or any of its affiliates, shall consider in good faith whether to amend this Agreement to include a provision that compensates the Executive in whole or in part for the imposition of any taxes that may be imposed under Section 4999 of the Code.

12. Representations.
(a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.
(b) The Executive represents and warrants that he is not a party to any agreement or instrument, which would prevent him from entering into or performing his duties in any way under this Agreement, and that this is a valid and binding agreement of the Executive enforceable against him in accordance with its terms.
13. Assignment; Binding Agreement. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.
14. Confidentiality; Non-Competition; Ownership of Works.
(a) The Executive acknowledges that: (i) the Business is intensely competitive and that the Executive’s employment by the Company will require that the Executive have access to and knowledge of confidential information of the Company relating to the Business, including, but not limited to, the identity of the Company’s employees, physicians, payors or suppliers, the kinds of services provided by the Company, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective patients, physicians or payors, pricing information and other contractual terms, information concerning the creation, acquisition or disposition of products and services, creative ideas and concepts, including clinical and financial systems, compliance programs and physician relation and retention programs, computer software applications and other programs, research data, personnel information and other trade secrets, in each case other than as and to the extent such information is generally known or publicly available through no violation of this Section 14 by the Executive or such information is readily discernible (the “Confidential Information”); (ii) the disclosure of any such Confidential Information may place the Company at a competitive disadvantage and may do damage, monetary or otherwise, to the Company’s business; and (iii) the engaging by the Executive in any of the activities prohibited by this Section 14 may constitute improper appropriation and/or use of such Confidential Information. The Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest in the Company. Accordingly, the Company and the Executive agree as follows:
(b) For purposes of this Section 14, the Company shall be construed to include the Company and its parents and subsidiaries engaged in the Business, including any divisions managed by the Executive.

(c) During the Executive’s employment with the Company, and at all times after the termination of the Executive’s employment by expiration of the Term or otherwise, the Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein, or as expressly permitted herein, or as required by a court of competent jurisdiction or other administrative or legislative body, provided that the Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy. The Executive agrees to return all documents or other materials containing Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and immediately upon the termination of his employment for any reason.
(d) For a period of two (2) years following the Executive’s Date of Termination (or one (1) year following the expiration of the Term in the case of the Company’s delivery of notice of its intent not to extend the Term for any additional period as provided in Section 2(b)), whether upon expiration of the Term or otherwise, the Executive shall not engage in Competition, as defined below, with the Company or its subsidiaries within twenty-five (25) miles of the location of any hospital managed by the Company (or other facility managed by the Company from which in excess of five percent (5%) of the Company’s annual revenues are derived) at the time of, or within six (6) months prior to, the Executive’s Date of Termination or the expiration of the Term, as applicable (each, an “Affected Facility”), or in which, during the three (3) month period immediately prior to the Executive’s Date of Termination or the expiration of the Term (as applicable), the Company had made substantial plans with the intention of establishing operations in such locality or region. For purposes of this Agreement, “Competition” by the Executive shall mean the Executive’s engaging in any activities relating to, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any entity engaged in significant activities relating to, the Business. Notwithstanding the foregoing, it shall not be a violation of this paragraph for the Executive to (ii) be a consultant to, or a director, officer, employee, or agent of, any entity engaged in the Business which has hospitals or other facilities within twenty-five (25) miles of any Affected Facility, so long as the Executive does not provide any services or advice to, or have any management supervision of, or responsibility for, any hospital or other facility located within twenty-five (25) miles of any Affected Facility; or (ii) become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of any one or more competing corporations registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires. In the event that the Executive breaches the restrictions set forth in Section 14(d) following a termination pursuant to Section 10(e), 10(f) or 10(i), the Executive shall pay the Company “Liquidated Damages” (as hereinafter defined) within ten (10) days following any such breach. If Executive’s employment is terminated pursuant to Section 10(e), 10(f) or 10(i) and the Executive has repaid the full amount of the Liquidated Damages as provided pursuant to the immediately preceding sentence, the Company shall not be entitled to any remedy, including, without limitation, additional damages or injunctive relief, upon Executive’s breach of Section 14(d). “Liquidated Damages” shall mean the Section 10(e) Severance Amount, Section 10(f) Severance Amount or Section 10(i) Severance Amount received by the Executive, as the case may be.

(e) For a period of two (2) years following the Executive’s Date of Termination (or one (1) year following the expiration of the Term in the case of the Company’s delivery of notice of its intent not to extend the Term for any additional period as provided in Section 2(b)), whether upon expiration of the Term or otherwise, the Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:
(i) solicit from any physician or physician group doing business with the Company as of the Executive’s termination, business of the same or of a similar nature to the business of the Company with such physician or physician group;
(ii) solicit from any known potential physician group business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to the Executive’s termination; or
(iii) recruit or solicit the employment or services of any person who was employed by the Company upon termination of the Executive’s employment and is employed by the Company at the time of such recruitment or solicitation.
(f) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, formulas, data, programs, processes, ideas, concepts, discoveries, methods, developments, software, and works of authorship, whether or not copyrightable, trademarkable or patentable, which relate to the actual or anticipated business, activities or research of the Company and either (i) are created, made, conceived or reduced to practice by the Executive, either alone, under his direction or jointly with others during the period of his employment with the Company, (ii) result from or are suggested by work performed by the executive for the Company or (iii) result, to any extent, from use of the Company’s premises or property (all of which are collectively referred to in this Agreement as “Works”). All Works shall be the sole property of the Company, and, to the extent that the Company is not already considered the owner thereof as a matter of law, the Executive hereby assigns to the Company, without further compensation, all his right, title and interest in and to such Works and any and all related intellectual property rights (including, but not limited to, patents, patent applications, copyrights, copyright applications, and trademarks) in the United States and elsewhere.
(g) The Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by him of any of the provisions contained in this Section 14 may cause the Company irreparable injury. The Executive therefore agrees that the Company may be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Executive from any such violation or threatened violations.

(h) If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.
15. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise.
16. Amendment or Modification Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.
17. Expenses. Each party shall bear its own expenses in connection with the negotiation, execution, delivery and performance of this Agreement and the resolution of any disputes hereunder; provided, however, that the Company shall pay the Executive’s reasonable legal costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement.
18. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:
To the Executive at the address on file with the Company:
To the Company at:
IASIS Healthcare Corporation
Dover Centre
117 Seaboard Lane, Building E
Franklin, TN 37067
Attention: General Counsel

With copies to IASIS Investment LLC at:
IASIS Investment LLC
301 Commerce Street
Suite 3300
Fort Worth, TX 76102
Attention: Secretary
and
Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, NY 10006
Attention: Robert J. Raymond
Any notice delivered personally or by courier under this Section 18 shall be deemed given on the date delivered and any notice sent by facsimile or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date transmitted by facsimile or three business days after it is mailed.
19. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.
20. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
21. Governing Law: Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.
22. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.
23. Withholding. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.
24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

IASIS HEALTHCARE CORPORATION
By:	/s/ David R. White
	Name:	David R. White
	Title:	Chief Executive Officer

/s/ W. Carl Whitmer
W. Carl Whitmer

Exhibit A
RELEASE
I, W. Carl Whitmer, in consideration of the relevant Release Payments, as defined in the Employment Agreement between IASIS Healthcare Corporation (the “Company”) and me, dated September 30, 2010 (the “Employment Agreement”), hereby agree as follows:
1. Release of Claims. I irrevocably and unconditionally release, acquit and discharge the Company and its officers, directors, employees and agents, and all of its affiliates, and all of their officers, directors, employees and agents (collectively, the “Releasees”) from any and all claims or causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever which I have ever had, now have or may have against the Releasees, in law, admiralty or equity, whether known or unknown to me, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by me, including without limitation, any claim arising out of or related to my employment or termination of such employment. I hereby waive any and all rights I may have, directly or indirectly, now or at any time in the future of any nature, with respect to any claim, charge, or lawsuit, arising out of my employment and termination of employment up and through the date of the execution of this Release, including for purposes of obtaining any monetary award, reinstatement of employment or for any equitable relief. I acknowledge that this Release includes, but is not limited to, all claims arising under federal, state or local laws prohibiting employment discrimination and all claims growing out of any legal restrictions on the Company’s right to terminate its employees including any common law and/or breach of contract, whistleblower, tort, or retaliation claims and all claims related to payment of compensation. This Release also specifically encompasses all claims of employment discrimination based on race, color, religion, sex, and national origin, as provided under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981(a), all claims of discrimination based on age, as provided under the Age Discrimination in Employment Act of 1967, as amended, the Older Worker Benefit Protection Act, all claims under the Employee Retirement Income Security Act (“ERISA”), all claims under the Family and Medical Leave Act (“FMLA”), all claims under the Fair Credit Reporting Act, all claims under the National Labor Relations Act, and all claims of employment discrimination under the Americans with Disabilities Act (“ADA”) as well as claims under state law as provided under the Arizona, Florida, Texas, Nevada, Louisiana, Utah or Tennessee Code and any other applicable state laws concerning my employment. I agree not to file any claim, charge or cause of action whatsoever against the Releasees concerning actions occurring during employment whether or not of an employment related matter. Notwithstanding the foregoing, I expressly do not waive any claims I may have (i) to enforce my rights under the Employment Agreement, including my right to receive the Accrued Obligations and Pro Rata Bonus, as defined therein; (ii) to indemnification that I may have against any of the Releasees in connection with my service to the Company and its affiliates through the date of my termination of employment; or (iii) related to any coverage that I may have under any directors and officers liability insurance policy maintained by the Company or its affiliates. Further, if I execute and deliver to the Company this Release and do not revoke it during the revocation period described in paragraph 4 below and the Company does not execute and deliver to me the Company Release in the form attached hereto as Annex I no later than 5 business days after the expiration of revocation period described in paragraph 4 below and I am not otherwise in breach of any of my obligations under the Employment Agreement, this Release, or any other applicable agreement between me and the Company or its affiliates, then this paragraph 1 shall have no effect, but the Company shall nonetheless remain obligated to pay the relevant Release Payments in accordance with the terms and conditions of the Employment Agreement.

2. Affirmation of Restrictive Covenants. I hereby reaffirm my agreement to comply with the provisions of Section 14 of the Employment Agreement in accordance with the terms thereof.
3. Forfeiture and Repayment of Severance. Should I breach my agreement to comply with the provisions of Section 14 of the Employment Agreement, I agree that I will forfeit the right to receive and, if applicable, promptly repay to the Company 100% of the Release Payments.
4. Period to Consider/Revoke Release. I acknowledge that I have been advised to consult with an attorney before executing this Release, and I understand that I have a period of up to 21 days from my receipt of this Release to review and consider this Release. I further understand that once I have signed this Release, I may revoke it at any time during the 7 days following (and not including) the date of its execution by delivering a written notice of revocation to the Company, attention General Counsel. I further understand that if I fail to execute and return this Release to the Company, attention General Counsel, prior to the expiration of such 21-day period, or if I revoke my execution of the Release during such 7-day period, I will not be entitled to the Release Payments.
5. If and to the extent a court of competent jurisdiction shall determine any part or portion of this Release to be invalid or unenforceable, the same shall not affect the remainder of the Release, which shall be given full effect without regard to the invalid part or portion.
6. This Release and the Company Release will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.
I ACKNOWLEDGE THAT I HAVE READ THIS
RELEASE AND I UNDERSTAND
AND ACCEPT ITS TERMS

W. Carl Whitmer	Date

Annex I
COMPANY RELEASE
IASIS Healthcare Corporation (“IASIS”) hereby agrees on behalf of itself and its officers, directors, employees and agents, and all of its affiliates, and all of their officers, directors, employees and agents (the “IASIS Parties”), in consideration of the execution of the Release by W. Carl Whitmer (“Whitmer”) on                                           , 2010 (the “Whitmer Release”) and other good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged, that IASIS and the IASIS Parties hereby, fully and completely forever release Whitmer (hereinafter referred to as the “Releasee,” which term includes all of his successors, heirs, executors, administrators, estate trustees and assigns) from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which IASIS and the IASIS Parties or any of their respective agents, assignees, attorneys, successors, assigns, heirs and executors ever had, now have or may have against the Releasee, in law, admiralty or equity, whether known or unknown to IASIS and the IASIS Parties, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by IASIS on behalf of itself and the other IASIS Parties, provided that the foregoing shall not include (i) any claims to enforce IASIS’ rights or Whitmer’s obligations under, or with respect to, the Employment Agreement between Whitmer and IASIS dated September 30, 2010 (the “Employment Agreement”), the Whitmer Release or any other agreement between Whitmer and IASIS or the IASIS Parties, or (ii) any and all charges, actions, causes of action, demands, debts, dues, bonds, accounts, covenants, contracts, liabilities, or damages of any nature whatsoever arising from Whitmer’s willful misconduct.
IASIS, on behalf of itself and the IASIS Parties, for whom IASIS hereby expressly represents and warrants that IASIS has the full authority to act on behalf of and/or legally bind, fully understands that this Company Release is a legally binding document and that by signing this Company Release IASIS and the IASIS Parties are prevented from filing, commencing or maintaining any action against the Releasee, other than to enforce IASIS’s rights under the Employment Agreement and the Whitmer Release.
This Company Release is final and binding and may not be changed or modified, except by written agreement by IASIS (on behalf of itself and the IASIS Parties) and the Releasee.
IASIS HEALTHCARE CORPORATION

By:

Name:

Title:

Dated:

20